Exhibit 10.2

PATHEON PROPOSAL: BNU-FCO1-0401-1107-R0

1. Parties:	Patheon Pharmaceuticals Inc. (“Patheon”)	Bennu Pharmaceuticals Inc. (“Client”)
2110 East Galbraith Road	9 Commercial Blvd., Suite 200
Cincinnati, OH 45237	Novato, CA 94949
USA	USA

2. Product: Methylpyrazole (“Product”)

3. Indication: ALDH2 Deficiency

4.    Contract:                           This Proposal (including the Project Scope, Budget Summary, Standard Terms and Conditions for Pharmaceutical Development Services (“Terms and Conditions”) when accepted by Client shall become a contract binding on the parties (“Contract”).

5. Description of Services: See Project Scope (Part A).

6. Payment and Currency: See Budget Summary (Part B).

7. Legal Terms: See Terms and Conditions (Part C).

8. Effective Date: January 7, 2008

9. Term: From the Effective Date until completion by Patheon of the pharmaceutical development services (“Services”).

10. Date of Confidentiality Agreement: October 23, 2007
11. Date of PatheonPartnerTM External User Account / Access Form __________, 200 [If applicable]
12. Date: January 7, 2008

Patheon Pharmaceuticals Inc.	Bennu Pharmaceuticals Inc.
By: /s/ Paul K. Wilkinson	By: /s/ Thomas E. Daley
Name: Paul K. Wilkinson	Name: Thomas E. Daley
Title: Group Director - PDS	Title: President
Finance Contact: Kim Tsuchimoto, CFO

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Table of Contents

Part A: PROJECT SPECIFICS AND DETAILS

1.	Project Scope	3

2.	Project Initiation	3

3.	Environmental, Health and Safety	3

4.	Analytical Services	3

4.1.     Cleaning Residuals Assay – 1 Surface Material (Method Development and Validation)                                                        3

4.2.	Product Potency and Related Substances Assay (Method Development)
3

4.3.   Product Potency and Related Substances Assay (Method Validation Phase II)3

4.4.	Product Forced Degradation Study	3

4.5.	Product Dissolution Assay – Profile by HPLC (Method Development)	3

4.6.   Product Dissolution Assay – Profile by HPLC (Method Validation Phase II)3

5.	Microbiology	3

6.	Preformulation	3

6.1.	Excipient Compatibility Studies	3

7.	Formulation Development	3

7.1.	Vehicle Screening for Liquid Fill Capsules	3

7.2.	Liquid Filled Capsules Feasibility Batches	3

8.	Stability - Liquid Filled Capsules Feasibility Batches	3

9.	Clinical Trial Material (CTM) Placebo Manufacturing	3

10.	Liquid Filled Capsules - Active CTM Manufacturing	3

11.	Stability - Placebo CTM Batch	3

12.	Stability - Liquid Filled Capsules Active CTM Batches	3

13.	Project Support	3

14.	High Level Timeline	3

15.	General Information	3

Standard Assumption:	3

PART B: BUDGET SUMMARY

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Patheon Proposal # BNU-FCO1-0401-1107-R0

PART C: LEGAL TERMS AND CONDITIONS

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Patheon Proposal # BNU-FCO1-0401-1107-R0

PART A:

Methylpyrazole

Formulation Development - [*****]

For

Bennu Pharmaceuticals Inc.

Proposal No.: BNU-FCO1-0401-1107-R0

Dated: 7-January-2008

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Patheon Proposal # BNU-FCO1-0401-1107-R0

The proposal outlines the Services that Patheon is proposing to perform for the Client relating to the Product. The initial sections describe the Services to be performed by Patheon that address Client’s specific project requirements. The section below entitled General Information provides additional background information on pharmaceutical development services by Patheon.

1.	Project Scope

For general information on the pharmaceutical development services provided by Patheon please refer to the section below entitled “General Information”.

Patheon will perform the following activities to support the Formulation Development - [*****] (Phase II) of Methylpyrazole:

•	Project Initiation
•	Environmental, Health and Safety
•	Microbiology
•	Analytical Development and Services
•	Preformulation
•	Formulation Development
•	Manufacturing
•	Stability

In an effort to ensure that Patheon is meeting your future needs with respect to this drug development proposal, please have a designated representative from your company notify Patheon at the end of the Phase II clinical trials process, and if possible, several months prior to the clinical project entering Phase III, such that Patheon can evaluate the appropriate site for the subsequent registration batch planning and ultimate commercial production. To provide the best possible outcome and to ensure we meet the designated timelines and ultimate launch date target, the site selected for registration may or may not be the same site where the development or clinical supply work is to take place. The selection of the registration site will depend on equipment needs, site capacity, Client preference and handling or containment requirements of the API.

2.	Project Initiation

Project Initiation Fee covers a series of activities at the start of a project that are performed by cross functional team members.

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Patheon Proposal # BNU-FCO1-0401-1107-R0

3.	Environmental, Health and Safety

Active Pharmaceutical Ingredient(s):

•	4-methylpyrazole
•	Patheon’s preliminary categorization = Category 2

Prior to the commencement of analytical method development, formulation development and manufacturing activities, a thorough review by Patheon of the Environmental, Health and Safety (EH&S) requirements for the API will be completed. The Budget Summary for this Project Scope assumes that the EH&S review will determine that the API can be safely handled at Patheon. A summary report of the evaluation will be provided to the Client.

4.	Analytical Services

Patheon will perform method development, method validation or method transfer for the Client.

The following documents will be generated for each method to support the analytical work:

•	Protocols (except for development work)
•	Reports (data summary will be generated for development work)

Analytical Methods

4.1.   Cleaning Residuals Assay – 1 Surface Material (Method Development and Validation)

4.2.	Product Potency and Related Substances Assay (Method Development)
4.3.	Product Potency and Related Substances Assay (Method Validation Phase II)
4.4.	Product Forced Degradation Study
4.5.	Product Dissolution Assay – Profile by HPLC (Method Development)
4.6.	Product Dissolution Assay – Profile by HPLC (Method Validation Phase II)

5.	Microbiology

Patheon will perform validation of microbial recovery from pharmacopeial articles following USP <1227> guideline and USP Harmonized methods (USP<61> and <62>) on Methylpyrazole. A harmonized specification based on USP<1111> will

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Patheon Proposal # BNU-FCO1-0401-1107-R0

be followed to meet USP/EP/JP acceptance criteria for pharmaceutical preparations and substances for pharmaceutical use. The validated methods will cover USP, EP and JP compendia for Microbiological Examination of Non-Sterile Products and Antimicrobial Effectiveness Testing (AET). The budget represents four trials for the validation and assumes only [*****] will be evaluated.

6.	Preformulation

Patheon will provide a protocol and report for Preformulation.

6.1.	Excipient Compatibility Studies

•	8-10 excipients
•	1:1 blends with API placed in amber glass
•	Storage conditions: 25°C / 60 % RH and 40° C / 75 % RH
•	Tested at 40° C / 75 % RH at 0, 4, 8 and 12 week time points
•	Potency and Physical Appearance
•	Active will be placed on stability as control samples
•	HPLC method

7.	Formulation Development

Patheon will provide a protocol and report for Formulation Development.

7.1.	Vehicle Screening for Liquid Fill Capsules

Several solvent, co-solvent and stability enhancer systems will be evaluated for solubility. Five (5) solvent systems/vehicles will undergo analytical evaluation for solubility only. These systems are to be manufactured in a non-cGMP area for feasibility evaluation only.

7.2.	Liquid Filled Capsules Feasibility Batches

•	Liquid Filled Capsules, [*****]
•	Six (6) Batches
•	Approximately 0.25 kilograms each batch
•	Packaged into HDPE bottles (i.e. 30’s) for stability
•	Non-GMP
•	No QA review

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Patheon Proposal # BNU-FCO1-0401-1107-R0

Liquid Filled Capsules Feasibility batches will be tested for:

•	Content uniformity
•	Dissolution(profile)
•	Potency
•	Related substances
•	Physical testing including appearance, capsule weight, etc.

8.	Stability - Liquid Filled Capsules Feasibility Batches

•	Six (6) batches (lead and back up of [*****]) from section 7.2 for stability testing

The following storage conditions and test-points are suggested for testing:

1, 3 and 6 months for 40°C ± 2°C / 75% ± 5% RH

Testing per sample:

•	Potency
•	Related substances
•	Dissolution(profile)
•	Physical testing including appearance, moisture, etc.

9.	Clinical Trial Material (CTM) Placebo Manufacturing

Patheon will manufacture:

•	One (1) CTM Placebo batch
•	Approximately 5,000 units
•	Excipients released as per USP/EP/JP
•	Batch record
•	Packaged into HDPE bottles (i.e. 30’s) for stability
•	cGMP conditions
•	QA review

CTM Manufacturing Process Train

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Patheon Proposal # BNU-FCO1-0401-1107-R0

•	Mixer
•	Encapsulator
•	Bander

The following in-process and finished product testing is based upon one set of analysis for each of the described tests. If additional sample testing is required, it will be considered as an additional activity for which a separate cost will be provided to the Client.

Testing (one set of analysis):

In-Process Testing: • Physical Parameters (i.e. appearance, weight, weight variation)	Finished Product Testing: • Absence of Active

10.	Liquid Filled Capsules – Active CTM Manufacturing

Patheon will manufacture:

•	Methylpyrazole Capsules, [*****]
•	Two (2) CTM Active batches
•	Five (5) kilograms each batch (approximately 10,000 capsules)
•	Back-to-back manufacturing
•	Excipients released as per USP/EP/JP
•	Batch record
•	Packaged into HDPE bottles (i.e. 30’s) for stability
•	cGMP conditions
•	QA review
•	Manufacturing report

CTM Manufacturing Process Train

•	Mixer
•	Encapsulator
•	Bander

The following in-process and finished product testing is based upon one set of analysis for each of the described tests. If additional sample testing is required, it

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Patheon Proposal # BNU-FCO1-0401-1107-R0

will be considered as an additional activity for which a separate cost will be provided to the Client.

Testing (one set of analysis):

In-Process Testing: • Bulk Homogeneity • Physical Parameters (i.e. appearance, weight and weight variation)	Finished Product Testing: • Content Uniformity (as per USP) • Potency • Related Substances • Dissolution (profile) • Moisture (LOD or KF) • Microbial Limit Testing

11.	Stability – Placebo CTM Batch

Patheon shall design a stability program to monitor:

•	One (1) batch under ICH conditions

The following storage conditions and test-points are suggested for testing:

3, 6, 9, 12, 18, 24 and 36 months for 25°C ± 2°C / 60% ± 5% RH

Testing per sample:

•	Physical testing including appearance
•	Microbial Limit Testing (annually)

12.	Stability – Liquid Filled Capsules Active CTM Batches

Patheon shall design a stability program to monitor:

•	[*****] batches under ICH conditions [*****]
•	Additional samples will be stored as contingency samples if required to generate long-term stability of the product

The following storage conditions and test-points are suggested for testing:

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Patheon Proposal # BNU-FCO1-0401-1107-R0

1, 3 and 6 months for 40°C ± 2°C / 75% ± 5% RH
1, 3, 6, 9, and 12 months for 30°C ± 2°C / 65% ± 5% RH*
3, 6, 9, 12, 18, 24 and 36 months for 25°C ± 2°C / 60% ± 5% RH

(* Tested only if required due to significant changes in the next level condition)

Testing per sample:

•	Potency
•	Related substances
•	Dissolution (profile)
•	Physical testing including appearance, capsule weight, etc.
•	Microbial Limit Testing (annually)

13.	Project Support

Patheon will provide project management support to monitor the progress of the project against established timelines and will provide the Client with frequent updates. The project manager will coordinate regular biweekly teleconference meetings and quarterly face-to-face meetings. The fee for project management is incorporated in the breakdown cost for each activity in the Budget Summary.

14.	High Level Timeline

The attached High Level Timeline is presented at this stage as a projected estimate of the duration and achievable milestones, based upon Patheon’s experience and history. The High Level Timeline should not be taken as part of an agreed legal deliverable of this proposal.

Once the project has been awarded to Patheon and the relevant legal documentation is in place, a revised Timeline detailing set milestones and duration of deliverables will be agreed upon between Patheon and the Client. The revised Timeline would likely have a similar duration and would be based upon resources and the availability of manufacturing time at the initiation of the project.

- [*****]

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Patheon Proposal # BNU-FCO1-0401-1107-R0

15.	General Information

This section provides additional background information on the pharmaceutical development services performed by Patheon portions of which may be applicable depending on the Scope of Work outlined in Part A.

Standard Assumption:

1.

The approach used would be outlined in a more detailed protocol prepared by Patheon and on request approved by the Client. Further studies may be required in the later development stages of the project. Where required these would be discussed and agreed separately with the Client.

2.

It is assumed that the API and/or formulation do not absorb/adsorb to any metal, glass or other components used during the processing and analytical testing of the batch. The fees for any investigational work associated with the API and/or formulation interacting with components are not included within this proposal.

3.	The identification of unknown impurities detected during the study is not included as part of this proposal.

A) Project Initiation

The Project Initiation Fee covers a series of activities at the start of a project. These  activities  include (but  are not limited to) scientific review of  Client documentation, literature research and review, procurement of project specific equipment and tooling,  analytical  method research and attendance by cross functional team members for initial  Client  ”kick-off “ meetings.

B) Environmental, Health & Safety

If it is determined by Patheon’s Environmental Health and Safety personnel that any of the active ingredients are a Category III or Category IV compound (an occupational exposure level) then an air sampling method will be required at Client’s expense prior to commercialization. Patheon reserves the right, in its sole and absolute discretion, to conduct an air sampling method on Category I and II compounds, at such price and upon such terms as may be mutually agreed to between the parties prior to commercialization.

Prior to commercialization, Patheon will evaluate the Product and the proposed launch volume and, at the Client’s request, select the appropriate Patheon facility for commercialization. The Patheon facility used for performance of the Services will not necessarily be the facility available for commercialization.

Patheon will not receive any active pharmaceutical ingredients (API) from the Client until a MSDS has been received, Patheon has completed the categorization of the API and that the Client has completed and returned the EH&S Survey to Patheon.

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Patheon Proposal # BNU-FCO1-0401-1107-R0

C) Analytical Services

Cleaning Residuals Assay

The Cleaning Residuals Assay method development and validation is for the detection of the API. If an excipient, other than the API, in the product formulation has a therapeutic effect (e.g. Vitamin E), the Client must advise Patheon. Patheon will evaluate the need for a cleaning residuals assay for the excipient. If needed and possible, Patheon will develop and validate a combined cleaning method for the API and the concerned excipient without additional cost. Otherwise, a separate cleaning method may be required for the excipient at an additional cost to the Client through a Change of Scope.

Analytical Protocols and Reports

Analytical protocols will be drafted by Patheon for validation activities only and submitted to the Client for approval prior to execution with the exception of the Cleaning Residuals Assay, which will be approved internally by Patheon. No protocols will be issued for method development activities. Upon completion of the development activities, a summary of the data will be provided to the Client. The analytical methods have been based upon HPLC unless otherwise stated.

An analytical report will be provided to the Client once the method validation is complete. If method validation is not specified in the title of an analytical method under this Project Scope, then the validation of such analytical method is not included in this Project Scope and the additional method validation costs will be quoted separately by Patheon.

API Receipt and Release

Patheon will receive and release the active pharmaceutical ingredients (API) for Clinical Trial Material (CTM) manufacture based on the following: (i) Identification testing; and (ii) the accompanying Certificate of Analysis (COA) from the API Vendor (Client qualified) and COA from the Client.

Non-GMP Excipient Receipt and Release

Patheon will receive and release materials / excipients  (other than API) for non-GMP Formulation Development Batches based on receipt of a Certificate of Analysis (CoA), Certificate of Conformance (CoC), or an equivalent document from the vendor of such materials/excipients, the client, or a third party testing lab. At a minimum the document must contain the results from ID testing and assay.

Reference Standards for APIs and Related Substances

The Client shall provide Patheon with accurate, appropriate, sufficient and the most current applicable reference standards (such as USP, NF, BP, EP, and JP) for the APIs and related substances to complete the scope of work outlined herein.

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Method Development

The method development will cover the sample preparation procedures, HPLC conditions, calibration procedures, specificity, detection limit (if applicable), quantitation limit (if applicable), accuracy and repeatability. Should the effort to develop the method exceed 80 bench work hours, additional costs may be incurred and would be covered by a change of scope.

Forced Degradation Study

In order to assess whether the API or product potency assay is suitable for use as stability–indicating assay, a series of experiments will be performed to study degradation. The API or product will be treated with acidic, basic, oxidative, light and thermal conditions, the stressed samples will be analyzed by the potency method using DAD and ensure that the active peak is pure from peak purity assessment. If the peak purity fails, the method needs to be redeveloped for stability-indicating, and a change of scope will be issued.

Product Dissolution Assay by HPLC (Method Development)

Patheon will develop the assay required for testing dissolution of the product. The development will challenge the following parameters. Should the effort to develop the method exceed 80 bench work hours, additional costs may be incurred and would be covered by a change of scope.

• Sink condition • Selection of medium, apparatus speed • Optimization of medium conc. & pH • System suitability	• Specificity • Accuracy • Repeatability

Interlab Qualification

Inter-Laboratory Qualification involves the comparison of two different series of laboratory analyses for the same lot of material/product. This verifies that both laboratories (i.e., the originating and receiving laboratories) are following the same procedure accurately and producing results that are precise and equivalent. The Client needs to provide to Patheon the method validation report. The following parameters will be performed at both Patheon and the originating laboratory:

• System Suitability • Stability of Standard and Sample Solution • Repeatability	• Quantitation Limit (if applicable) • Detection Limit (if applicable)

Method Transfer

Method Transfer is an on site validation process in the receiving laboratory, which verifies that method performs in the receiving laboratory in an equivalent manner to the originating laboratory. The Client needs to provide to Patheon the method validation report. The following parameters will be performed at Patheon as the receiving laboratory:

• System Suitability • Linearity • Stability of Standard and Sample Solutions	• Repeatability • Quantitation Limit (if applicable) • Detection Limit (if applicable)

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Method Evaluation

Patheon will evaluate the test method(s) required to support the Project. Method evaluation will cover the sample preparation procedures, HPLC conditions, calibration procedures, specificity, accuracy, repeatability and detection/quantitation limits (if appropriate). If the method(s) is/are deemed unsuitable, new method(s) will be developed and billed as a change of scope.

Method Validation Phase Levels

Patheon will validate the test method required to support the Project. The validation will challenge the following parameters based on the Project Clinical Phase Level:

Phase I

• System Suitability • Linearity • Specificity • Range • Accuracy	• Repeatability • Solution Stability • Quantitation Limit (if applicable) • Detection Limit (if applicable)

Phase II

• System Suitability • Linearity • Specificity • Range • Accuracy	• Intermediate Precision • Repeatability • Solution Stability • Quantitation Limit (if applicable) • Detection Limit (if applicable)

Phase III

• System Suitability • Linearity • Specificity • Range • Accuracy • Intermediate Precision	• Repeatability • Solution Stability • Robustness • Quantitation Limit (if applicable) • Detection Limit (if applicable)

D) Microbiology

The cost allocated to this Service in the Budget Summary of Part B is the per sample price and will vary depending on the number of samples required for method validation. If a worst case scenario approach were taken, the cost would be based upon testing MLT and AET (if applicable) at two dilutions and/or the usage of the largest volume of diluent(s) based on specification. Testing will be done in compliance with the applicable Pharmacopeia (i.e. USP/NF, EP, JP etc.). Client will be billed based on the actual number of samples and replicates required in order to successfully validate the Product.

E) Stability

The analytical data used for the release of each lot manufactured at Patheon will be considered as initial (T=0) data if the stability study commences not more than 1 month after release testing.

Cost efficiencies for analytical testing have been built into the stability program based upon the number of samples pulled in a given month. The cost for this stability program assumes that all lots will be placed on stability at the same time. If these lots are not placed on stability at the same time, the cost will be adjusted accordingly through a change of scope agreement.

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Patheon Proposal # BNU-FCO1-0401-1107-R0

F)	Formulation Development, Manufacturing, Protocols and Reports

Formulation Development

The approach used in formulation development would be outlined in a detailed protocol prepared by Patheon and approved by the Client. The formulation development studies would be conducted using suitable laboratory scale equipment. If stated in the formulation development section, product will be hand packaged into suitable containers for the stability study.

Development Report

Upon completion of the manufacturing activities, a minimum of one formulation development report (formulation development report would include all formulation development activities up until and including prototype batch manufacture) will be provided to the Client for review and approval.

Manufacturing Report

Upon completion of the manufacturing activities, Patheon will prepare (by a senior process engineer) a report summarizing manufacturing data and fact findings during the manufacturing and packaging process, along with manufacturing issues and future recommendations to the Client for review and approval.

G)	Manufacturing Validation

Master Validation Plan

This high level document outlines the planned validation activities. The price includes protocol generation and approval. For multiple strengths, a single master validation plan is typically generated.

Process Validation

The process validation includes the generation and approval of the process validation protocol, execution of the validation batches, and the generation and approval of a final process validation report. The specific testing plan for a process validation is not known at the time of quotation, therefore the pricing is based on the following assumptions for testing and sampling of solid dose products on a per batch basis. Blender and drums: blend uniformity (up to a total of 24 samples), physical blend testing (bulk/tapped density, sieve analysis); Cores: Beginning, middle and end (30 cores for content uniformity), ID, appearance, dissolution, water content; Coated Tablets (one coating pan): release testing per pan, (ID, appearance, potency, content uniformity, related substances, dissolution, weight variation, water content, micro).

For liquids and semi-solids, it is assumed that the testing consists of the following: ID, appearance, blend homogeneity, potency and related substances, viscosity, foreign particulate testing, specific gravity and micro. These tests could be performed on the primary finished pack (e.g. uniformity within a filled tube).

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Patheon Proposal # BNU-FCO1-0401-1107-R0

Packaging Validation

The packaging validation includes the generation and approval of the packaging validation protocol, execution time for the validation batches, and the generation and approval of a final packaging validation report. Packaging validation is a standard solid dose or semi-solid/liquid into a single SKU (stock keeping unit), and that three batches are to be packaged per SKU. For additional strengths or SKUs, it is assumed that there will be a separate protocol and report generated. It is assumed that for analytical tests, only identification will be required during the packaging activities. Packaging validation will analyze for fill count, fill volume, labelling, lot numbering and expiration date printing, cartoning, tube crimping, tube seal, bottle/cap seal etc.

Bulk Hold Time Study

The bulk hold time study includes the generation and approval of a protocol, the execution of the protocol, and the generation and approval of a final report. It is assumed that the study will be conducted for [*****], for each of the blend (solid or liquid/semi solid), cores and coated tablets. Three time points is assumed for the study and that the testing will consist of the following:  Blend: potency and related substances; Cores: Appearance, dissolution, water content, potency and related substances Coated Tablets: ID, appearance, potency and related substances, dissolution, weight variation, water content, micro.

Cleaning Validation

The cleaning validation includes the generation and approval of a protocol, execution and the generation and approval of a final cleaning validation report. It is assumed that 3 separate trials will be required for the study, and that each trial will cover up to 16 pieces of equipment (analyzed in 4 groups of 4 pieces of equipment).

Shipping Study

The shipping study will test the effectiveness of the packaging components to protect the final product during transportation. This is accompanied by conducting vibrational and compression studies as well as a drop test.

To ensure quality of the test samples, the test samples will be prepared on site prior to testing. A sample of bulk product will be shipped to our in-house testing facility along with packaging components. Associated shipping costs will be billed back to the client.

The following testing will be performed.

Study: • Vibration (Single Resonance) • Compression (Static Load) • Drop	Test: • Appearance before and after each study

If additional sample testing is required, it will be considered as an additional activity for which a separate cost will be provided to the Client.

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Patheon Proposal # BNU-FCO1-0401-1107-R0

[*****]   The Company has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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Part B: Budget Summary

Once a project has been awarded to Patheon, a similar budget will be presented to the Client that will include Unique Identity Numbers for invoicing purposes only.

[*****]

[*****]   The Company has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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Patheon Proposal # BNU-FCO1-0401-1107-R0

PART C

STANDARD TERMS AND CONDITIONS

FOR PHARMACEUTICAL DEVELOPMENT SERVICES

1.	Services:
(a)

Patheon agrees to perform the pharmaceutical development services described in the Project Scope (“Services”). Patheon shall meet the Standard of Care in the performance of its obligations hereunder. “Standard of Care” shall mean (i) meeting the highest professional standard of diligence, care, timeliness, trust, dependability, safety, efficiency, economy and skill exercised by members of Patheon’s profession in the United States; (ii) exercising such professional standard by appropriate action or inaction during the term of this Contract; and (iii) complying with all applicable laws and/or regulations.

(b)	Parties must agree on changes, deletions or additions to the Services (“Changes”).
(c)

Minor Changes shall be confirmed by electronic mail, facsimile or other written document. Significant Changes (such as a request by the Client to change the Project Scope) shall be confirmed by a Change of Scope Agreement, executed by each of Patheon and Client.

2.	Payment and Deposit:
A.	Payment
(a)	Client shall pay Patheon for the Services as outlined in this Contract and for any Changes which shall be invoiced separately at Patheon’s then prevailing hourly rates.
(b)

If Client causes any delay to Patheon’s provision of Services for reason within its control (such as a delay in responding to a Patheon inquiry or a delay in the delivery of the active pharmaceutical ingredient (“API”)), then Patheon shall be entitled to charge the Client for any additional costs incurred in the provision of the Services as a result of the delay.

(c)

Patheon invoices may be issued upon completion of each milestone set out in the Budget Summary and shall be due and payable within 30 days of the date of such invoice. If Client anticipates not being able to meet the net 30 day terms, then Client may request that Patheon forward each invoice to the facsimile number and/or email address stipulated by the Client from time to time to ensure that it has the full 30 days to process payment. Interest on past due accounts will accrue at a rate of 1.5% per month.

B.	Deposit (if Applicable as per the Budget Summary)
(a)	Prior to the commencement of the Services, Client shall deliver to Patheon the deposit (“Deposit”) set out in the Budget Summary.
(b)	Deposit shall be held by Patheon until the Services are fully completed or until this Contract expires or is terminated in accordance with Section 4, whichever occurs sooner.
(c)	Deposit shall be credited towards the final invoice for the Services and any remaining balance shall be returned to the Client.
(d)	Patheon may apply all or a portion of the Deposit against accounts overdue in excess of 60 days from the date of the invoice, such to be applied first to the oldest accounts outstanding.
(e)	Patheon may, at its option, suspend all Services until such time as any outstanding invoices have been paid in full and the original amount of the Deposit has been replenished.

3.	Supply of API and Materials:
(a)	[*****].
(b)

The costs of all third party suppliers’ fees and the purchase of project specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Patheon to perform the Services (such costs, fees and purchases, collectively, “Project Costs”) shall be purchased by Patheon and charged to Client at [*****], such projected Project Costs to be provided to Client Notwithstanding anything to the contrary, [*****].

(c)

If applicable, Patheon and the Client will cooperate and provide such assistance to each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed.

4.	Termination:
(a)

Either party may terminate this Contract if the other party is in material breach of any provisions of this Contract and the other party fails to remedy such breach within 30 days of the date of notice of such breach by the non-breaching party.

(b)	Client may terminate this Contract immediately for any business reason.
(c)	Any re-scheduling of any part of the Services beyond 120 days requested by Client shall, at Patheon’s option, be deemed to be a termination of the Contract.
(d)

Upon completion or expiry of the Contract or if the Client terminates the Contract for any business reason or if Patheon terminates the Contract because of: (i) Client’s failure to cure any default within the 30 day notice period; or (ii) Client rescheduling any part of the Services beyond the 180 days, then Client shall pay to Patheon:

•	any fees and expenses due and owing to Patheon for the Services rendered up to the date of completion, expiry or termination; and
•

all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including, without limitation disposal fees that may be payable in respect of any materials and supplies owned by the Client to be disposed of by Patheon; and

(e)

Client shall arrange for the pickup from the Patheon site of all materials and supplies owned by Client within 5 days after the earlier of the completion, termination or expiration of this Contract. Patheon shall charge a $30.00 per square foot per month storage fee for all materials and supplies stored at the Patheon site after the fifth day following the completion, termination or

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Patheon Proposal # BNU-FCO1-0401-1107-R0

expiration of the Contract or shall, at the discretion of Client, dispose of such materials and supplies at Client’s cost.

5.	Intellectual Property:
(a)

The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

(b)

For the term of this Contract, Client hereby grants to Patheon, a non-exclusive, non-sublicenseable, paid-up, royalty-free, non-transferable, limited license to use that Client Intellectual Property that Patheon must use in order to perform the Services and solely for the purpose of rendering the Services. Unless authorized by Client Patheon may not itself or allow others to: (i) make unauthorized use, disclosure or copying of any such Intellectual Property received by it; (ii) disassemble, decompile, recast, or reverse engineer any of such Intellectual Property; (iii) rent, loan, lease, sublicense, transfer, reproduce, or otherwise distribute any of such Intellectual Property; or (iv) modify, alter, delete or obscure any proprietary rights notice embedded in or affixed to any of such Intellectual Property, if any. Patheon must return to Client all of such Client Intellectual Property and other Client confidential information in tangible form, including without limitation, all copies, translations, interpretations, derivative works and adaptations thereof, immediately upon the expiry or termination of this Contract or upon request by the Client.

(c)

All Intellectual Property generated or derived by Patheon in the course of performing the Services, to the extent it is specific to the development, manufacture, use and/or sale of the Client’s Product that is the subject of the Services, shall be the exclusive property of Client. If and to the extent that Patheon retains any interest in such Intellectual Property, Patheon hereby grants assigns and transfers to Client all right, title and interest in and to such Intellectual Property and all rights therein, including without limitation all patent, copyright, trademark, trade secret and other proprietary rights, the right to make and distribute derivative works thereof and the right to make any modifications or adjustments thereto. Patheon hereby expressly waives any moral or similar rights to object to any such modifications, adjustments or additions.

(d)

Notwithstanding subsection (c) above, all Intellectual Property generated or derived by Patheon in the course of performing the Services that do not relate to Client’s Product and which have application to manufacturing processes or formulation development of products or drug delivery systems shall be the exclusive property of Patheon. Patheon hereby grants to Client, a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license of such Intellectual Property which Client may use for the manufacture, use and/or sale of Client’s Product.

6.	Indemnity:
A.	Indemnification by Client

Subject to Sections 6B and 6C(c), Client shall defend, indemnify and hold Patheon, its affiliates and their respective directors, officers, employees and agents (collectively, “Patheon Indemnitees”) harmless from and against any and all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:

•

the manufacture (except as may be contemplated by the Services) or distribution of the Client’s Product or the use of the Client’s Product by patients either as part of or outside of the scope of any clinical trials;

•	the performance of the Services in accordance with the terms of this Contract;
•	any misrepresentation, negligence or willful misconduct by Client or any of its affiliates and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”);
•	any breach by the Client of the Client’s representations, obligations or warranties under this Contract; or
•	any claim of infringement or alleged infringement of any third party’s intellectual property rights in respect of the Client’s Product.

This indemnity shall not apply to the extent that such Losses are:

•	determined to have resulted from the negligence or willful misconduct of Patheon; or
•	for which Patheon is obligated to indemnify the Client Indemnitees pursuant to Section 6B.
B.	Indemnification by Patheon

Subject to Sections 6A and 6C(c), Patheon shall defend, indemnify and hold the Client Indemnitees harmless from and against any and all Losses resulting from, relating to or arising from

•	any misrepresentation, negligence or willful misconduct by Patheon or any of its affiliates and their respective directors, officers, employees and agents; or
•	any breach by Patheon of Patheon’s representations, obligations or warranties under this Contract;

This indemnity shall not apply to the extent that such Losses are:

•	determined to have resulted from the negligence or willful misconduct of Client; or
•	for which Client is obligated to indemnify the Patheon Indemnitees pursuant to Section 6A.
C.	Limitation of Liability
(a)	If Patheon fails to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy, subject to subparagraph (b), shall be to request Patheon to:
•	repeat that part of the Service at Patheon’s costs, [*****]; or
•	reimburse Client for the price for that part of the Service, [*****].
(b)

[*****], provided, however, that in no case shall Patheon liability for the loss of API exceed $[*****] per kilogram, up to a maximum amount of $[*****] in all circumstances. Client acknowledges that the Services involve scientific experiments that require the use of judgment and any loss of API in exercising such judgment [*****].

(c)

Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of such damages.

D.	No Warranty

PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS

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Patheon Proposal # BNU-FCO1-0401-1107-R0

CONTRACT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY IN RESPECT OF THE CLIENT’S PRODUCT.

7.	Regulatory Filings:
(a)

Client shall have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Health Products and Food Branch of Health Canada or the European Medicine Evaluation Agency) (the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Client’s Product.

(b)

At least 21 days prior to filing any documents with the Regulatory Authority that incorporate data generated by Patheon, Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as it relates to the Patheon-generated data.

(c)

If Patheon is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then at least 21 days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, as the case may be, Client shall provide Patheon with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion. Such disclosure shall permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Contract.

8.       Shipping (if applicable): Shipments (if applicable) of Client’s Product shall be made EXW (as defined in INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to such Product shall transfer to the Client when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the EXW point. The Product shall be transported in accordance with the Client’s instructions.

9.	Miscellaneous:
A.	Assignment

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of such party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.	Survival

Any termination or expiration of this Contract shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and sections 4, 5, 6 and 7 of the Contract shall survive the expiration or termination of this Contract.

D.	Independent Contractors

The parties are independent contractors and this Contract shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.	Confidentiality

The Confidentiality Agreement entered into between the parties shall apply to all confidential information about the parties and the Services to be conducted under this Contract and such Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement shall nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for 5 years thereafter.

F.	Patheon PartnerTM

In order to participate in the PatheonPartnerTM program, Client must submit a completed PatheonPartnerTM External User Account/Access Form to its Patheon project manager. If applicable, the PatheonPartnerTM External User Account/Access Form signed by the Client shall apply to the Client’s use of the PatheonPartnerTM website in respect of the Services.

G.	Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Contract and is signed by both parties.

H.	Insurance

Each party shall maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of such insurance.

I.	Entire Agreement

This Contract constitutes the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

J.	Facsimile

This Contract may be signed in counterparts and by facsimile.

K.	Choice of Law

This Contract is governed by the laws of the State of Ohio, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.

[*****]   The Company has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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